August 18, 2008

To: **Most Home Corp (the "Company")**

And To: **The Board of Directors Thereof**

I hereby tender my resignation as a Director of the Company and as a member of any Director Committees of the Company to be effective as of the date hereof.

Dated as of the 18^{5th} day of August 2008

____

Kenneth Landis